November 18, 2008

United International Accountancy Corp.
23441 Golden Springs Dr. #160
Diamond Bar, CA 91765

Re: Your letter to the SEC regarding our Form 8-K filing

Dear Ms. Crystal Chen,

We have received a copy of your letter addressing to the SEC dated November 18, 2008 regarding Item 4.01 of our Form 8-K issued on November 10, 2008.

Specifically, you stated that your firm resigned [as our auditor].  However, we never received a resignation letter from you.  Our Board of Directors approved the dismissal of your firm as our auditor on November 5, 2008, and we stated such dismissal in our Form 8-K accordingly.  Subsequently, our management provided the draft Form 8-K for change of auditor to you prior to the filing, but we did not receive timely response from you within the filing deadline as set forth by the SEC.  Hence, we consulted with the SEC for filing the Form 8-K under such situation, and filed it following SEC’s instructions accordingly to stay in compliance.

According to the audit report issued by your firm dated May 2, 2008, which was the only report issued by your firm to us, an unqualified audit opinion was rendered on the 2007 and 2006 financial statements of our main operations in China.  The items in our Form 8-K filing were truthfully described based on your previous audits performed and the reports rendered.  Therefore, please specify which item in the Form 8-K that you are disagreeing with.  Otherwise, please revise your statements and provide us another letter.

We had paid for all the services previously performed by your firm for our company.  We believe that you have misappropriated the payments for our services to other engagements that were unrelated to our company.  Nonetheless, the fee issue is not in the scope of the disclosures in Form 8-K under Regulation S-K.  Thus, it should not constitute as your disagreement on our disclosures in the Form 8-K filing.

Your issue with Mr. Chingtang Chang is also irrelevant to the disclosures in our Form 8-K filing.  Such issue should be resolved between your firm and Mr. Chang outside of our company.

927 Canada Court | City of Industry | California 91748 USA | Phone: 626-581-9098 | Fax: 626-581-9038

www.chinagrowthdevelopment.com

We suggest that you respond and revise your statements to specifically and truthfully address the disclosures in our Form 8-K filing with professional manner.  We hereby reserve all legal rights.

Very truly yours,

Ning Liu
COO and President